Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-196236, 333-170572 and 333-167500 on Form S-3 and Registration Statement No. 333-189619 on Form S-8 of our reports dated February 17, 2015, relating to the financial statements of CYS Investments, Inc. (formerly Cypress Sharpridge Investments, Inc.) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the discontinued use of investment company accounting on January 1, 2014), and the effectiveness of CYS Investments, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CYS Investments, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Boston, MA
February 17, 2015